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                                                                  EXHIBIT 4.13




                            STATION CASINOS, INC.
                             ------------------

                           SUPPLEMENTAL INDENTURE
                          ------------------------




                                with respect to:


                                  $198,000,000
                   10 1/8% Senior Subordinated Notes due 2006
                              Issued March 29, 1996

                                -----------------





                            FIRST UNION NATIONAL BANK

                                     Trustee








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         FIRST SUPPLEMENTAL INDENTURE, dated as of August 10, 2000 (the
"SUPPLEMENT") between Station Casinos, Inc., a corporation duly organized and existing under the laws of the State of Nevada (herein called the "COMPANY"), having its principal office at 2411 Sahara Avenue, Las Vegas, Nevada, 89102, and First Union National Bank, a national banking association, as Trustee (herein called the "TRUSTEE"), for the Company's 10 1/8% Senior Subordinated Notes due 2006 (the "SECURITIES").

         The Company has heretofore executed and delivered to the Trustee an Indenture, dated as of March 29, 1996 (the "INDENTURE"), under which the Securities in the aggregate principal amount $198,000,000 were issued and are outstanding. Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Indenture.

         In accordance with Section 9.02 of the Indenture, the Company has obtained the written consent of the Holders of a majority in principal amount of the Securities to certain amendments to such Indenture. The Company is authorized to enter into this Supplement by a Board Resolution and simultaneously herewith the Trustee has received an Opinion of Counsel and an Officers' Certificate stating that the execution of this Supplement is permitted by the Indenture and all conditions precedent under the Indenture have been satisfied.

         NOW, THEREFORE, for and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

                                   ARTICLE ONE

         Section 1.1 SECTION 1.01 OF THE INDENTURE IS AMENDED BY DELETING THE DEFINITION OF "CONSOLIDATED NET INCOME" THEREFROM IN ITS ENTIRETY AND REPLACING SUCH DEFINITION WITH THE FOLLOWING:

                           "CONSOLIDATED NET INCOME" means, for any period, the net income of a person and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net
         Income: (i) any net income (loss) of any person if such person is not a Restricted Subsidiary, except that (A) the Company's equity in the net income of any such person (including, without limitation, an Unrestricted Subsidiary) for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below); and
         (B) the Company's equity in the net loss of any such person for such period shall be included in determining such Consolidated Net Income (subject, with respect to the net loss of an Unrestricted Subsidiary, to clause (vi) below); (ii) any net income (loss) of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions,


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         directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash which could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted
         Subsidiary, to the limitation contained in this clause) unless at the time of computation no cash would be permitted to be distributed and (B) the Company's equity in the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any person; (v) the cumulative effect of a change in accounting principles; (vi) the net loss of any Unrestricted Subsidiary; and (vii) the $110.0 million nonrecurring loss resulting from the write-down in asset values related to Station Casino St. Charles in the fiscal year ended December 31, 1999.

         Section 1.2 SECTION 4.05 OF THE INDENTURE IS AMENDED BY DELETING
SECTION 4.05(b)(I) IN ITS ENTIRETY AND REPLACING IT WITH THE FOLLOWING.

                           (I) 50% of the cumulative Consolidated Net Income of the Company (or if such cumulative Consolidated Net Income shall be a loss, 100% of such loss) accrued after June 2, 1993 less any negative extraordinary charges not reflected in Consolidated Net Income and less the $110.0 million nonrecurring loss resulting from the write-down in asset values related to Station Casino St. Charles in the fiscal year ended December 31, 1999;

                                   ARTICLE TWO

         Section 2.1       EFFECTIVE DATE OF THIS SUPPLEMENT.
                           ---------------------------------

                  This Supplement shall be effective as of the date first written above at and after such time as the consent payment (as provided for in the consent solicitation statement with respect to this Supplement) has been made to each consenting Holder (provided that such payment has been made promptly following the execution of this Supplement).

         Section 2.2       INDENTURE RATIFIED.
                           ------------------

                  Except as hereby otherwise expressly provided, the Indenture is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.


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         Section 2.3       COUNTERPARTS.
                           ------------

                  This Supplement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

         Section 2.4       TRUSTEE NOT RESPONSIBLE.
                           -----------------------

                  The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.

         Section 2.5       DEFINITIONS AND TERMS.
                           ---------------------

                  Unless otherwise defined herein, all initially capitalized terms used herein shall have the meanings assigned to such terms in the Indenture.

         Section 2.6       GOVERNING LAW.
                           -------------

                  This Supplement shall be governed by and construed in accordance with the law of the State of New York.

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         IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                        STATION CASINOS, INC.


                                        By:  /s/ GLENN C. CHRISTENSON
                                             ------------------------
                                        Name:  Glenn C. Christenson
                                        Title: Executive Vice President,
                                               Chief Financial Officer and
                                               Chief Administrative Officer

                                        FIRST UNION NATIONAL BANK


                                        By:  /s/ DAVID C. LEONDI
                                             -------------------
                                        Name:  David C. Leondi
                                        Title: Vice President











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